Exhibit 23.3

CONSENT OF QUALIFIED PERSON

Understood Mineral Resources Ltd. hereby consents to the public filing of Sections 1.6, 9.1, 11 and 22.2 (the “Covered Sections”) of the Technical Report Summary titled “Technical Report Summary, Elk Creek Project, Nebraska” with an Effective Date of June 30, 2022 (the “Technical Report Summary”) as an exhibit to the Annual Report on Form 10-K for the fiscal year ended June 30, 2023 (the “Form 10-K”) of NioCorp Developments Ltd. (the “Company”).

Understood Mineral Resources Ltd. also consents to the incorporation by reference of the Covered Sections in the Company’s Registration Statement on Form S-8 (Registration No. 333-222313) and Registration Statements on Form S-3 (Registration Nos. 333-254511, 333-260673, 333-270541, 333-270542, 333-271266 and 333-271268) (collectively, the “Registration Statements”).

Understood Mineral Resources Ltd. also consents to the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Form 10-K, the Registration Statements and the Technical Report Summary.

Understood Mineral Resources Ltd. also consents to any extracts from or a summary of the Covered Sections in the Form 10-K and incorporated by reference in the Registration Statements (the “Disclosure”).

Understood Mineral Resources Ltd. certifies that we have read the Disclosure being filed by the Company and that it fairly and accurately represents the information in the Covered Sections.

Signed and dated this 6th day of October 2023 at 22 Middleton Crescent, Saskatoon, Saskatchewan, Canada.

/s/ Matt Batty
Matt Batty, MSc, P.Geo
Owner and Geostatistican
Understood Mineral Resources Ltd.